EXHIBIT 99.1

Altavista, VA October 20, 2006 — Pinnacle Bankshares Corporation (OTBB:PPBN), the one-bank holding company of The First National Bank of Altavista (quarterly consolidated results unaudited) reported today net income after taxes of $629,000 or $0.43 per basic share for the quarter ended September 30, 2006, and $1,829,000 or $1.25 per basic share for the nine months ended September 30, 2006 compared to net income after taxes of $528,000 or $0.36 per basic share and $1,543,000 or $1.06 per basic share, respectively, for the same periods of 2005.

Profitability as measured by the Company’s return on average assets (ROA) was 1.02% for the nine months ended September 30, 2006, compared to 0.92% for the same period of 2005. Another key indicator of performance, the return on average equity (ROE) for the nine months ended September 30, 2006 was 10.27%, compared to 9.12% for the nine months ended September 30, 2005.

The improvements in net income and profitability were primarily due to an improved net interest margin and a higher loan to deposit ratio that increased net interest income from $1,998,000 for the three months ended September 30, 2005 to $2,340,000 for the three months ended September 30, 2006 and from $5,866,000 for the nine months ended September 30, 2005 to $6,789,000 for the same period of 2006. The net interest margin increased to 4.07% for the nine months ended September 30, 2006, from 3.85% for the nine months ended September 30, 2005. The loan to deposit ratio increased from 89.32% on September 30, 2005 to 92.84% on September 30, 2006.

Noninterest income increased $14,000 or 0.76% for the nine months ended September 30, 2006 compared to the same period of 2005. Noninterest income decreased $27,000 or 4.12% when comparing the three months ended September 30, 2006 to the same period of 2005. The Company saw a 13.06% or $32,000 increase in commissions and fees as a result of a $35,000 increase in commissions from investment sales during the first nine months of 2006. Fees on sales of mortgage loans decreased 20.57% or $43,000 when comparing the nine months ended September 30, 2006 with the nine months ended September 30, 2005 as total mortgage applications declined.

Noninterest expense increased $416,000 or 7.83%, for the nine months ended September 30, 2006 compared to the same period of 2005. Noninterest expense increased $124,000 or 6.77% for the three months ended September 30, 2006 compared to the same period of 2005. The increase in noninterest expense when comparing these periods is primarily attributable to an increase in salary and benefits and other expenses associated with opening three new offices. The relocated Timberlake branch opened in May 2006, the Smith Mountain Lake loan production office opened in May 2005 and the new Amherst branch is due to open in November 2006.

Total assets at September 30, 2006 were $246,478,000 up 5.56% from $233,490,000 at December 31, 2005. The principal components of the Company’s assets at the end of the period were $202,895,000 in net loans and $25,223,000 in securities. During the nine-month period ended September 30, 2006, net loans increased 12.21% or $22,084,000 from $180,811,000 at December 31, 2005. The Company’s lending activities are a principal source of its income. Also during the nine months, securities decreased 13.80% or $4,038,000 from December 31, 2005.

Total liabilities at September 30, 2006 were $222,038,000, up 5.59% from $210,278,000 at December 31, 2005, primarily as a result of an increase in time deposits from December 31, 2005 of $6,345,000 or 5.17% and an increase in demand deposits from December 31, 2005 of $4,035,000 or 18.41%. The Company’s deposits are provided by individuals and businesses located within the communities the Company serves.

Total stockholders’ equity at September 30, 2006 was $24,440,000 including $19,608,000 in retained earnings and $133,000 of accumulated other comprehensive losses, which represents net unrealized losses on available-for-sale securities. At December 31, 2005, total stockholders’ equity was $23,212,000.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of Campbell County, northern Pittsylvania County, eastern Bedford County, northern Franklin County and the City of Lynchburg. The Company operates two branches in the Town of Altavista, two branches in Campbell County, one branch in the City of Lynchburg and one branch in Forest in Bedford County. A loan production office at Smith Mountain Lake in Moneta, Franklin County, Virginia opened in May 2005. The Brookville branch previously located in a Kroger grocery store on Timberlake Road in the City of Lynchburg was relocated approximately 1.5 miles west to a new full service branch at 20865 Timberlake Road in Campbell County in May 2006 and now operates as the Timberlake branch. A new branch office is scheduled to open in November 2006 in Amherst, Virginia.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the Company and may relate to the Company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Unaudited)

(Amounts in thousands)

	3 Months Ended 9/30/2006	3 Months Ended 6/30/2006	3 Months Ended 9/30/2005
Income Statement Highlights
Net Interest Income	$2,340	$2,283	$1,998
Provision for Loan Losses	94	81	65
Noninterest Income	628	666	655
Noninterest Expense	1,955	1,949	1,831
Net Income	629	624	528

	9 Months Ended 9/30/2006	Year Ended 12/31/2005	9 Months Ended 9/30/2005
Income Statement Highlights
Net Interest Income	$6,789	$7,983	$5,866
Provision for Loan Losses	240	230	207
Noninterest Income	1,855	2,396	1,841
Noninterest Expense	5,727	7,166	5,311
Net Income	1,829	2,107	1,543

	9/30/2006	12/31/2005	9/30/2005
Balance Sheet Highlights
Net Loans	$202,895	$180,811	$180,932
Total Investments	25,223	29,261	30,837
Total Assets	246,478	233,490	228,544
Total Deposits	222,038	209,246	204,516
Stockholders’ Equity	24,440	23,212	22,974

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-369-3036 bryanlemley@1stnatbk.com